SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2004

CAPITAL TITLE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9396	87-0399785
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification No.)

14648 N. Scottsdale Road, Suite 125	85254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 624-4200

ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS

(a) On April 30, 2004, Capital Title Group, Inc. (the “Company”) completed the acquisition of Nationwide Appraisal Services Corporation (“Nationwide”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), among Capital Title Group, Inc., CTG Acquisition Corporation and Nationwide Appraisal Services Corporation, dated January 26, 2004.

The aggregate purchase price was $29.0 million, including $1.0 million of related direct acquisition costs, $25.0 million of which was paid at closing and the remaining $3.0 million will be paid if certain conditions are met subsequent to the closing. The foregoing deferred cash consideration consists of the following:

•	Up to $0.8 million in cash, payable if Nationwide collects an $0.8 million account receivable from a specific customer by the second anniversary of the closing date of the merger.

•	Up to $1.0 million in cash, payable if Nationwide achieves specific performance milestones with respect to Nationwide implementing and converting its customers to a software program developed by Nationwide for purposes of interacting with its customers. Nationwide must achieve these milestones by no later than the first anniversary of the closing date of the merger.

•	Up to $1.2 million in cash, payable ten days after the second anniversary date of the closing of the merger, to the extent we have not asserted any claims for indemnification, which would be offset against this amount. This amount will be reduced dollar for dollar by the amount of indemnification claims that we successfully assert under the terms and conditions of the merger agreement. We must assert any claims for indemnification by the second anniversary of the closing date of the merger.

The acquisition was financed through a combination of cash on hand, proceeds from a private placement of common stock and warrants to purchase common stock that was completed on April 28, 2004 and proceeds from a $16.0 million credit facility with Comerica Bank. A copy of the news release issued by the Company on April 29, 2004, concerning the private placement of common stock and warrants to purchase common stock is incorporated by reference and is filed as Exhibit 99.2 hereto. The Comerica Bank credit facility bears interest at a fixed rate of 4.75%. The terms of the Comerica Bank credit facility require us to make a $6.0 million payment of principal on September 30, 2004. The remaining $10.0 million balance outstanding under the Comerica Bank credit facility will be amortized over a five year period with monthly payments of approximately $166,667 plus interest.

The terms of the transaction, including the purchase price, were determined by negotiations between the Company and Nationwide, and were approved by the shareholders of Nationwide and the Company’s Board of Directors.

The acquisition closed April 30, 2004. The operations of Nationwide will be included in the financial statements of the Company from the effective date of the transaction.

The Merger Agreement, dated January 26, 2004, among the Company, Nationwide and CTG Acquisition Corporation is incorporated by reference herein and was previously filed with the Company’s Form 10-K for the year ended December 31, 2003. A copy of the loan agreement between the Company and Comerica Bank – California is incorporated herein by reference and is filed as Exhibit 2.2 hereto. A copy of the news release issued by the Company on May 3, 2004, concerning the foregoing transaction is incorporated by reference and is filed as Exhibit 99.1 hereto.

(b) Nationwide provides appraisal, title insurance and escrow services to customers on a national basis through a centralized processing center located near Pittsburgh, Pennsylvania. Nationwide’s central processing system allows its customers, typically national lenders and mortgage brokers, to order appraisals in all 50 states and issue title insurance policies as an agent in 37 states.

ITEM 5.	OTHER EVENTS AND REGULATION FD DISCLOSURE

On May 3, 2004, the Registrant issued a news release announcing the completion of the acquisition of Nationwide Appraisal Services Corporation. A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS.

Pursuant to Item 7 of Form 8-K, all required historical financial statements of Nationwide and all required pro forma financial statements are being filed herein.

The unaudited pro forma condensed combined consolidated financial information of the Company, included in Item 7(b) of this Form 8-K, is based on and should be read in conjunction with the audited financial statements and notes thereto appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2003 give effect to the merger of the Company and Nationwide as of the beginning of the periods presented, for an aggregate purchase price of $29.0 million, including $1.0 million of related direct acquisition costs. The purchase price paid to Nationwide’s shareholders consisted of $25.0 million in cash at the time of closing and $3.0 million will be paid if certain conditions are met subsequent to the closing, as previously discussed in Item 2 herein. Accordingly, the assets acquired and liabilities assumed in the transaction were recorded at their estimated fair value at the date of the acquisition. The unaudited pro forma condensed combined consolidated financial statements have been prepared by the Company based upon available information and certain assumptions that management believes are reasonable in the circumstances. The unaudited pro forma information presented herein is shown for illustrative purposes only and is not necessarily indicative of the future results of operations of the Company that would have actually occurred had the acquisition been in effect as of the date or for the periods presented. The Company’s consolidated statements of operations will reflect the acquisition beginning May 1, 2004.

(b)	EXHIBITS

2.1	Agreement and Plan of Merger, among Capital Title Group, Inc., CTG Acquisition Corporation and Nationwide Appraisal Services Corporation, dated January 26, 2004. (1)

2.2	Fixed Rate-Single Payment Note, Addendum “A” to Note and First Modification to Business Loan Agreement Between Comerica Bank-California and the Company. (*)

23.1	Consent of KPMG LLP (*)

99.1	News release of Capital Title Group, Inc., dated May 3, 2004. (*)

99.2	News release of Capital Title Group, Inc., dated April 29, 2004. (*)

(*)	Filed herewith.

(1)	Previously filed with Form 10-K, for the year ended December 31, 2003, filed with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL TITLE GROUP, INC.

By:	/s/ Mark C. Walker	Date: May 4, 2004

Mark C. Walker Chief Financial Officer, Secretary and Treasurer

Independent Auditors’ Report

The Board of Directors

Nationwide Appraisal Services Corporation:

We have audited the accompanying balance sheet of Nationwide Appraisal Services Corporation as of December 31, 2003, and the related statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Appraisal Services Corporation as of December 31, 2003, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/    KPMG LLP

February 27, 2004

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Balance Sheet

December 31, 2003

Assets:
Cash and cash equivalents	$836,782
Accounts receivable, net	4,502,652
Property and equipment, net	1,195,078
Deposits	70,000
Other assets	170,024

Total assets	$6,774,536

Liabilities:
Accounts payable	$3,656,768
Leases payable	276,171
Accrued expenses	738,528
Reserve for title and escrow losses	74,685
Contingent liability

Total liabilities	4,746,152
Stockholders’ equity:

Common stock; $1.00 par value. Authorized 10,000 shares; issued and outstanding 1,000 shares	1,000
Additional paid-in capital	249,750
Retained earnings	1,777,634

Total stockholders’ equity	2,028,384

Total liabilities and stockholders’ equity	$6,774,536

The accompanying notes are an integral part of the financial statements.

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Statement of Operations and Retained Earnings

Year ended December 31, 2003

Revenue:
Appraisal revenue	$25,166,019
Title and escrow services revenue, net	14,124,553
Title insurance revenues, net	5,452,606
Interest income	14,894

Total revenue	44,758,072

Expenses:
Professional fees paid for appraisers, abstractors, underwriters, and closing agents	23,483,015
Personnel costs	10,254,016
Rent	1,186,242
Provision for title and escrow losses	155,553
Provision for uncollectible accounts	77,000
Depreciation and amortization	642,567
Other	3,598,435

Total expenses	39,396,828

Net income	5,361,244
Retained earnings at the beginning of year	2,332,955
Dividends paid	(5,916,565)

Retained earnings at end of year	$1,777,634

The accompanying notes are an integral part of the financial statements.

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Statement of Cash Flows

Year ended December 31, 2003

Cash flows from operating activities:
Net income	$5,361,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	642,567
Allowance for doubtful accounts	27,000
Reserve for title and escrow losses	(18,172)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(1,654,563)
Other assets	(80,920)
Accounts payable	157,836
Accrued expenses	48,917

Net cash flows provided by operating activities	4,483,909

Cash flows from investing activities:
Acquisitions of property and equipment	(2,023,632)
Reimbursements for property and equipment expenditures	1,499,881

Net cash flows used in investing activities	(523,751)

Cash flows from financing activities:
Dividends paid	(5,916,565)
Principal payments on capital lease obligations	(154,244)

Net cash flows used in financing activities	(6,070,809)

Net decrease in cash and cash equivalents	(2,110,651)
Cash and cash equivalents at the beginning of the year	2,947,433

Cash and cash equivalents at the end of the year	$836,782

Supplemental cash flow information:
Interest paid	$19,421

The accompanying notes are an integral part of the financial statements.

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

(1)	Organization and Summary of Significant Accounting Policies

(a)	Organization

Nationwide Appraisal Services Corporation (a Pennsylvania corporation, the Company) was incorporated in 1994 and provides appraisal and other related services throughout the United States to mortgage lenders and others. The Company’s offices are located in Canonsburg (Pittsburgh), Pennsylvania.

(b)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management of the Company evaluates estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

Management believes that the estimates and assumptions that are most important to the portrayal of the Company’s financial condition and results of operations, in that they require management’s most difficult, subjective or complex judgments, form the basis for the accounting policies deemed to be most critical to the Company. These critical accounting policies relate to allowance for doubtful accounts, impairment of long-lived assets, reserves related to title and escrow policy losses, and contingencies and litigation. Management believes estimates and assumptions related to these critical accounting policies are appropriate under the circumstances; however, should future events or occurrences result in unanticipated consequences, there could be a material impact on the Company’s future financial condition or results of operations.

(c)	Property and Equipment

Property and equipment are stated at cost and are being depreciated over the estimated useful lives of the related assets on the straight-line method, which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the lease term or the estimated useful lives of such assets.

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

(d)	Accounts Receivable

Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is established based upon a review of the aging of accounts and the Company’s prior collection history.

(e)	Cash and Cash Equivalents

The Company considers all short-term, highly liquid investments with an original maturity of three months or less to be cash equivalents.

(f)	Income Taxes

The Company has elected treatment as a small business corporation (S Corporation) for Federal and State income taxation purposes. This election relieves the Company of most Federal and State income tax liability, with income being taxable directly to the stockholders.

(g)	Impairment of Long-Lived Assets

In accordance with SFAS No. 144, long-lived assets are reviewed for impairment when events and changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by those assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. As of December 31, 2003, management has not identified any events or circumstances which indicate that any assets are impaired.

(h)	Revenue

Title, escrow, and appraisal fees are recognized as revenue at the time of the closing of the related real estate transaction, net of cancellations and credits issued. The Company reports title insurance revenue net of underwriting fees paid pursuant to agreements the Company has with third party title insurance underwriters. Underwriting fees for the year ended December 31, 2003 were $1,129,902. In the current year, two customers provided approximately 26% of the Company’s revenues.

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

(i)	Title and Escrow Policy Losses

The Company operates under agency agreements with various title insurance companies. In the event of a title insurance policy loss, the Company is generally responsible for the first $2,500 of loss. A provision for future title and escrow losses is maintained by periodic charges to the statement of operations based on a review of current claims and historical title and escrow loss experience.

(j)	Fair Value of Financial Instruments

The Company estimates that the carrying value of its financial instruments, consisting of cash and cash equivalents, accounts payable and accrued expenses approximate their fair values at December 31, 2003 due to the short term nature of these items.

(2)	Restatement of December 31, 2002 Previously Presented Financial Statements

The Company’s previously presented financial statements as of and for the year ended December 31, 2002, covered by another accountant’s independent accountants’ review report, have been restated to correct for the following items:

•	Account receivable, net decreased by $658,955 at December 31, 2002 to record the establishment of an allowance for doubtful accounts in the amount of $75,000, and to write-off a receivable in the amount of $583,955 that was deemed uncollectible. Under accounting principles generally accepted in the United States of America, the allowance for doubtful accounts should be estimated based upon a review of the aging of accounts and the Company’s prior collection history. Also, under accounting principles generally accepted in the United States of America, accounts should be written off at the point in time when future collection is deemed remote.

•	Deposits decreased by $15,000 at December 31, 2002 to record the write-off of a country club deposit that had no future benefit. Under accounting principles generally accepted in the United States of America, deposits should be recorded when a payment has been made to secure an asset that will be refunded upon completion or occurrence of a future event. No such evidence supported this deposit.

•	Accrued expenses increased by $21,717 at December 31, 2002 to record the establishment of accruals for the Company’s 401(k) plan employer match obligation and for any unpaid sick and vacation time earned by Company employees. Under accounting principles generally accepted in the United States of America, an accrual should be established when a liability has been incurred. At December 31, 2002, the Company had an obligation to match a certain percentage

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

of the participants’ annual compensation under the Company’s 401(k) plan and accrue any earned but unpaid sick and vacation time.

•	Reserve for title and escrow losses increased by $92,857 at December 31, 2002 to record the establishment of such a reserve. Under accounting principles generally accepted in the United States of America, a reserve for title and escrow losses should be estimated and recorded by a review of current claims and historical title and escrow loss experience.

•	Retained earnings and net income decreased by $788,529 as of and for the year ended December 31, 2002 to reflect the restatements noted above.

The following table summarizes the effects of the restatement adjustments:

December 31, 2002	Previously Presented	Restated
Accounts receivable, net	$3,534,044	$2,875,089
Deposits	85,000	70,000
Accrued expenses	667,894	689,611
Reserve for title and escrow losses	—	92,857
Retained earnings	3,121,484	2,332,955
Net income	6,048,623	5,260,094

(3)	Cash in Escrow

The Company is the custodian of cash deposited by customers with specific instructions as to its disbursement from escrow, trust, and account servicing arrangements. The balances in these accounts have not been included in the accompanying financial statements. As of December 31, 2003, the accounts contain balances of $16,563,683.

(4) Borrowed Funds

The Company has a $3,000,000 revolving line-of-credit agreement (the Agreement) with a bank. The Agreement contains provisions for interest at the prime rate (4.00% as of December 31, 2003), or LIBOR +2.50%. Borrowings are collateralized by the accounts receivable of the Company. The Agreement also requires the Company to maintain a minimum tangible net worth of $1,250,000 and expires in September 2004. As of December 31, 2003, the Company had no borrowings against this line of credit.

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

The Company is the lessee of computer hardware under a capital lease that expires in 2005. The assets and liabilities under the capital lease are recorded at the present value of the minimum lease payments. The interest rate under the lease is 5.4%.

Future maturities of the present value of the capital lease liability are as follows:

Year ending December 31
2004	$162,734
2005	113,437

$276,171

(5) Leasing Arrangements

The Company leases its office space and certain equipment under operating and financing leases, which expire in various years through 2009. The Company also leases a luxury suite at a sports arena under a ten-year operating lease, which expires February 28, 2011.

Rent expense under all operating and financing leases amounted to $1,186,242 for the year ended December 31, 2003.

Approximate minimum future rental payments under noncancellable operating and financing leases are as follows:

Year ending December 31
2004	$1,275,335
2005	1,262,439
2006	1,246,955
2007	981,428
2008	978,012
2009 and thereafter	586,915

$6,331,0734

In January 2003, the Company entered into a leasing arrangement with a bank which provided for certain 2003 computer hardware and software acquisitions of the Company to be reimbursed by the Bank. Title of the computer hardware and software acquisitions were transferred from the Company to the bank throughout 2003 and, accordingly, such activity

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

is reflected in the statement of cash flows as “acquisitions of property and equipment” and “reimbursements for property and equipment expenditures”. The leasing arrangement provides for a capital lease to commence on January 1, 2004, including payments of $44,614 for 36 months, and includes a bargain purchase option that permits the Company to purchase the computer hardware and software at the end of the lease term for $1. Accordingly, this lease will be treated as a capital lease subsequent to December 31, 2003. During 2003, the leasing arrangement provided for a financing lease whereby the company made lease payments to the bank based upon the computer hardware and software acquisitions transferred to the bank throughout 2003. The financing lease expired on December 31, 2003. Total lease expense was $23,177 for the year ended December 31, 2003. On January 1, 2004, the commencement date of the capital lease, the Company recorded their obligation thereunder and an increase in property and equipment of $1,499,881.

(6)	Concentration of Credit Risk

The Company maintains cash and cash equivalents with various financial institutions. Deposits not to exceed $100,000 at each institution are insured by the Federal Deposit Insurance Corporation. At December 31, 2003, the Company had uninsured cash and cash equivalents of approximately $470,000. Additionally, the Company’s accounts receivable are typically not collateralized.

(7)	Property and Equipment

Property and equipment consists of the following as of December 31, 2003:

	Useful lives
Computers and office equipment	5 years	$2,087,309
Furniture and fixtures	7 years	514,636
Leasehold improvements	10 years	27,628
Software development	3-5 years	407,499

		3,037,072
		(2,118,165)

		918,907

Leased computer equipment	5 years	482,097
Less accumulated amortization		(205,926)

		276,171

Total property and equipment, net		$1,195,078

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

(8)	Retirement Plan

The Company offers a 401(k) profit-sharing plan that covers all employees who meet the eligibility requirements. The plan calls for employer matching of 50%, up to a maximum of 10% of the participant’s annual compensation. In addition, employer discretionary profit sharing contributions, which may be determined by the board of directors, are accrued and funded on a current basis. Compensation expense relating to this plan, which consisted of matching contributions, amounted to approximately $164,000 during 2003.

(9)	Bonuses

Pursuant to the terms of the incorporation agreement, certain employees are entitled to a bonus equal to fifteen percent (15%) of the Company’s income before taxes, up to a maximum of $150,000 per employee each year as set by the Board of Directors. Bonus expense amounted to $225,000 in 2003.

(10)	Accounts Receivable

As of December 31, 2003, the allowance for doubtful accounts was $102,000. Changes in the allowance for doubtful accounts are as follows:

Allowance as of December 31, 2002	$75,000
Provision charged to operations	77,000
Write-offs, net of recoveries	(50,000)

Allowance as of December 31, 2003	$102,000

(11)	Stock

All common shares of stock of the Company are subject to the Amended Stock Restriction Agreement dated December 31, 1997. In the event of the initiation of a sale or transfer of shares, the remaining shareholders have the first option to elect to purchase all or any portion of the shares at the prescribed option price (determined as the annual value set by the board of directors or the fair market value as determined by an independent firm) at anytime within 30 days of notice of share sale/transfer, in proportion to the number of subject shares owned by each shareholder divided by the total number of subject shares less those subject to sale or transfer. In the event that the shareholders do not purchase the subject shares or any portion of them, the Company shall have the option to purchase all or any portion of the shares at the prescribed price at anytime within 30 days of share

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

sale/transfer notice. In the event that neither the shareholders nor the Company exercises the options in accordance with the provisions noted above, then said subject shares may be sold to any person or entity, providing the sale is consummated within 90 days from the date of first notice. If such disposition is not consummated then no further disposition shall be made.

In April 2003, pursuant to the Company’s Amended Stock Restriction Agreement, a shareholder offered to sell, and the Company agreed to purchase, 200 shares of the Company’s stock for a total consideration of approximately $3,300,000. The Company elected to pay the amount in installments over a five year period. Subsequent to the offer, the shareholder elected not to consummate the transaction, at which time the Company filed suit against the shareholder seeking specific performance to compel the shareholder to close the transaction.

In February 2004, the Company’s Motion for Summary Judgment was argued before the Court of Common Pleas of Washington County, Pennsylvania and the Company expects the Court to grant its Order to compel the shareholder to conclude the sale effective as of the date first offered to and accepted by the Company. At such time as the Company prevails on such action, the shares will be recorded as treasury shares with a note payable recorded net of dividends already paid to the shareholder subsequent to the effective transfer date.

(12)	Summary of Reserve for Title and Escrow Losses

As of December 31, 2003, the Company had accrued $74,685 for title and escrow losses. The changes in the title and escrow losses reserve are as follows:

Reserve as of December 31, 2002	$92,857
Provision charged to operations	155,553
Claims paid, net of recoveries	(173,725)

Reserve as of December 31, 2003	$74,685

(13)	Contingencies

In the ordinary course of business, the Company is subject to a number of asserted and unasserted claims and is named as a defendant in litigation relating to policies of insurance or other related services performed on behalf of insured policyholders and other customers. While the results of litigation cannot be predicted with certainty, management believes, based on the advice of legal counsel, that the final outcome of such lawsuits and claims will

NATIONWIDE APPRAISAL SERVICES CORPORATION

(A Pennsylvania Corporation)

Notes to Financial Statements

December 31, 2003

not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(14)	Pending Acquisition

On January 26, 2004, the Company entered into a definitive agreement with Capital Title Group, Inc. and CTG Acquisition Corporation (collectively CTG), whereby CTG will acquire all of the outstanding stock of the Company for $25 million in cash at closing, with deferred payments of up to $3 million dependent upon specified conditions. The transaction is subject to customary closing conditions, including receipt of all necessary regulatory approvals and is expected to close on or before April 30, 2004.

CAPITAL TITLE GROUP, INC. AND NATIONWIDE APPRAISAL SERVICES

CORPORATION UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Nationwide Appraisal Services Corporation, after giving effect to the pro forma adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet is based on the individual balance sheets of Capital Title Group, Inc. and Nationwide Appraisal Services Corporation appearing elsewhere herein. The unaudited pro forma condensed combining statements of operations combines the individual statements of operations of Capital Title Group, Inc. and Nationwide Appraisal Services Corporation, appearing elsewhere herein for the year ended December 31, 2003, and have been prepared as if the acquisition of Nationwide Appraisal Services Corporation had been effective January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the purchase price allocated to the assets acquired and liabilities assumed based on their estimated fair values at the closing. Estimates of the fair values of Nationwide Appraisal Services Corporation’s assets acquired in the transaction have been combined with recorded values of the assets of Capital Title Group, Inc. However, changes to the adjustments included in the unaudited pro forma condensed combined financial data may arise as evaluations of assets are completed and as additional information becomes available. Accordingly, the final pro forma combined amounts maydiffer from those set forth in the unaudited pro forma combined financial data.

Certain financial statement balances of Nationwide Appraisal Services Corporation have been reclassified to conform with Capital Title Group, Inc.’s financial statement presentation.

The unaudited condensed combined financial information does not purport to be indicative of the operating results or the financial position that would have actually occurred if the acquisition had been in effect on the dates indicated, nor are they necessarily indicative of future operating results or the financial position of the combined operations. The unaudited pro forma condensed combined consolidated information does not give effect to any cost savings or synergies that may result from the integration of Nationwide Appraisal Services’s operations acquired in the transaction and Capital Title Group, Inc.’s operations. No assurances can be given with respect to the ultimate level of revenue growth or cost savings.

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES AND NATIONWIDE APPRAISAL SERVICES CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2003

	Actual		Pro forma
	Capital Title Group, Inc.	Nationwide Appraisal Services Corporation	Pro forma adjustments		Combined
	($ in thousands)
ASSETS:
Cash and cash equivalents	$20,302	$837	$(29,005	) (a)	$17,731
			16,000	(b)
			9,597	(c)
Short term investments	6,383	—	—		6,383
Fixed maturity bonds, available-for-sale	13,784	—	—		13,784
Equity securities, available-for-sale	4,840	—	—		4,840

Cash and invested assets	45,309	837	(3,408)		42,738
Accounts receivable, net	2,642	4,503	—		7,145
Notes and other receivables	3,341	—	—		3,341
Property and equipment	18,077	1,195	—		19,272
Title plant	5,788	—	—		5,788
Goodwill and other intangibles	20,274	—	26,976	(a)	47,250
Deposits and other assets	5,416	240	—		5,656
Deferred income taxes, net	839	—	—		839

Total Assets	$101,686	$6,775	$23,568		$132,029

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$22,119	$4,395	$—		$26,514
Reserve for title insurance and escrow losses	10,909	75	—		10,984
Long-term debt	13,520	276	16,000	(b)	29,796
Other liabilities	2,191	—	—		2,191

Total Liabilities	48,739	4,746	16,000		69,485
Redeemable preferred stock, 8% cumulative dividend, redeemable after 2023 for redemption Value of $100 per share, $.001 par value, 175,162 shares authorized, issued and outstanding	17,516	—	—		17,516
Stockholders’ Equity:
Common stock, $.001 par value, 50,000,000 shares authorized; 18,315,793 outstanding prior to issuance of 2.8 million shares in a private placement and 21,115,793 outstanding subsequent to the private placement of common stock	18	1	(1	) (a)	21
			(3	) (c)
Undesignated preferred stock, $.001 par value, 9,824,838 shares authorized, none of which has been issued or outanding	—	—	—		—
Additional paid-in capital	13,468	250	(250	) (a)	23,062
			9,594	(c)
Retained earnings	21,409	1,778	(1,778	) (a)	21,409
Accumulated other comprehensive income	536	—	—		536

Total Stockholders’ Equity	35,431	2,029	7,568		45,028

Total Liabilities and Stockholders’ Equity	$101,686	$6,775	$23,568		$132,029

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

CAPITAL TITLE GROUP, INC. AND SUBSIDIARIES AND NATIONWIDE APPRAISAL SERVICES CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

	Actual		Pro forma
	Capital Title Group, Inc.	Nationwide Appraisal Services Corporation	Pro forma adjustments		Combined
	($ in thousands, except per share data)
REVENUE:
Title service revenue, net	$160,745	$5,453	$—		$166,198
Escrow and related fees	85,080	14,125	—		99,205
Appraisal revenue	—	25,166	—		25,166
Other income	4,420	15	—		4,435
Total Revenue	250,245	44,759	—		295,004

EXPENSES:
Personnel costs	154,528	10,254	—		164,782
Rent	14,254	1,186	—		15,440
Agent service fees	—	23,483	—		23,483
Interest expense	815	—	570	(b)	1,385
Provision for title and escrow losses	9,214	156	—		9,370
Depreciation and amortization	4,839	643	—		5,482
Other operating expenses	39,142	3,676	429	(f)	43,247

Total Expenses	222,792	39,398	999		263,189
Income before income taxes	27,453	5,361	(999)		31,815
Income tax expense	10,893	—	2,198	(d)
			(410	)(e)	12,681

Net income	16,560	5,361	(2,787)		19,134
Dividends on preferred stock	1,401	—	—		1,401

Earnings attributable to common shares	$15,159	$5,361	$(2,787)		$17,733

Net income per common share:
Basic	$0.84				$0.85
Diluted	0.77				0.79
Weighted average shares outstanding:
Basic	18,142,279		2,800,000	(c)	20,942,279
Diluted	19,755,104		2,800,000	(c)	22,555,104

See accompanying Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

CAPITAL TITLE GROUP, INC. AND NATIONWIDE APPRAISAL SERVICES

CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined consolidated financial statements reflect the purchase of Nationwide Appraisal Services Corporation. The purchase price of the acquisition is $28.0 million, of which $25.0 million will be paid at closing and the remaining $3.0 million will be paid upon satisfaction of criteria outlined in the acquisition agreement.

The purchase price and direct transaction costs are allocated to the assets acquired and the liabilities assumed based on their estimated fair values as of the date of completion of the merger. The preliminary estimated purchase price and direct transaction costs is allocated to the assets acquired and liabilities assumed as follows:

($ in thousands)
Cash and cash equivalents	$837
Accounts receivable, net	4,503
Property and equipment, net	1,195
Goodwill	26,547
Other intangibles—backlog	429
Deposits and other assets	240
Accounts payable and accrued expenses	(4,395)
Reserve for title insurance and escrow losses	(75)
Long-term debt	(276)

Total purchase price and direct transaction costs	$29,005

In accordance with the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill or intangible assets with indefinite lives has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. Further, the intangible asset related to the backlog of opened orders will be amortized over the estimated life of the opened orders. As a result, the intangible asset related to the backlog of opened orders will be fully amortized within the second quarter of 2004.

CAPITAL TITLE GROUP, INC. AND NATIONWIDE APPRAISAL SERVICES

CORPORATION NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

NOTE 2. PRO FORMA ADJUSTMENTS

Pro forma adjustments are necessary to reflect the estimated purchase price of assets acquired and liabilities assumed from Nationwide Appraisal Services Corporation. Assets acquired and liabilities assumed were recorded by the Company at their estimated fair value. The unaudited pro forma combined consolidated financial statements do not include any adjustments for liabilities resulting from integration planning or other costs associated with integration.

The Company has not identified any preacquisition contingencies where the related asset or impairment is probable and the amount of the asset or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

The pro forma adjustments in the unaudited pro forma condensed combined consolidated financial statements are as follows:

(a) Represents the acquisition of Nationwide including payment of $28.0 million for the purchase price (assumes all criteria outlined in the acquisition agreement were met), $1.005 million for direct transaction costs, resulting goodwill and other intangibles of $26.976 million, and the elimination of Nationwide Appraisal Services Corporation stockholders’ equity balances.

(b) Reflects $16.0 million term loan obtained at the date of acquisition at an interest rate of 4.75%. Repayment terms for the loan include a $6.0 million principal payment five months following the date of acquisition and monthly principal payments of approximately $166,667 thereafter for a period of five years.

(c) Reflects common stock offering whereby 2,800,000 common shares and warrants to purchase common shares were issued. Net proceeds to the Company were $9.6 million. The warrants to purchase common stock shares were granted at market price on the date of the private placement common stock offering and no further dilution has been assumed in the unaudited pro forma weighted average diluted shares outstanding.

(d) Nationwide Appraisal Services Corporation was an S corporation and therefore was previously not subject to income states at the corporate level, however its pre-tax results are assumed to be subject to the Capital Title Group, Inc. consolidated effective income tax rate of approximately 41%.

(e) Reduction of income tax resulting from pro forma adjustments.

( f) Represents the portion of the purchase price allocated to the backlog of opened orders acquired. This intangible asset will be fully amortized within the second quarter of 2004.